Exhibit 99.1

[ANALYTICAL SURVEYS, INC. LOGO]	PRESS R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	J. Norman Rokosh	Geoff High
	Chief Executive Officer	303/393-7044
	nrokosh@anlt.com	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS ANNOUNCES PARTIAL CONVERSION OF SENIOR

SECURED CONVERTIBLE DEBENTURE BY TONGA PARTNERS LP

SAN ANTONIO, Texas – November 6, 2003 – Analytical Surveys, Inc. (Nasdaq SmallCap Market-ANLT), a provider of customized data conversion and digital mapping services for the geographic information systems (GIS) and related spatial data markets, today announced that Tonga Partners LP (“Tonga”), an investment fund managed by Cannell Capital LLC, has converted $300,000 of a $2 million senior secured convertible debenture into ASI common stock. In accordance with the terms of the note, ASI will issue 261,458 shares of common stock to Tonga at a price of $1.24 per share, including accrued interest. The newly issued shares will increase ASI’s total outstanding common shares from 823,965 to 1,085,423. Tonga previously held no common stock in ASI. After the conversion, Tonga will own approximately 24% of ASI’s common stock.

Tonga purchased the $2 million convertible debenture from ASI on April 2, 2002. The Company used the investment to extinguish bank debt and for working capital. Additional details regarding the note are available in today’s filing with the Securities and Exchange Commission on Form 8-K.

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and governmental agencies with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains facilities in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business – ”risk factors” and elsewhere in the Company’s Annual Report on Form 10-K. All numbers quoted in this press release are approximate.